UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2010

AMERICAN CONSUMERS, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-5815	58-1033765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Hannah Way, Rossville, Georgia	30741
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (706) 861-3347

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 20, 2010, the Company executed a new $45,000 promissory note (the “Note”) to provide financing for a portion of the $58,161 purchase and installation cost for new hand-held price scanning guns that the Company had to purchase to replace older, refurbished equipment, in order to maintain the necessary compliance with the Payment Card Industry Data Security Standard (“PCI compliance”) for the processing of debit and credit card transactions.  The remaining cost of the equipment was funded from working capital.  The Note was entered into with the Company’s principal lender, Gateway Bank & Trust Company (“Gateway”).

The Company paid origination fees to Gateway of $450 in connection with this funding.  The Note must be repaid in thirty-six (36) monthly payments of $1,381.34, beginning on August 20, 2010 with final payment due on July 20, 2013, bears interest at a fixed rate of 6.5% per annum, and is secured by a first priority lien on the new equipment in addition to being cross-collateralized and cross-defaulted with the Company’s other existing indebtedness to Gateway.  It includes affirmative and negative covenants and Events of Default which are customary for this type of indebtedness and the related security documents require the Company to provide insurance on the equipment.

The foregoing description of the Note and the related security documents is qualified by reference to the full text of the documents, which are filed as exhibits to this Report.

Item 9.01.                      Financial Statements and Exhibits

The following Exhibits are filed pursuant to Item 9 of this Report:
Exhibit No.	Description
10.61	Promissory Note for $45,000 between the Company and Gateway Bank & Trust Company, dated as of July 20, 2010. Filed herewith.
10.62	Commercial Security Agreement between the Company and Gateway Bank & Trust Company related to the $45,000 Promissory Note dated as of July 20, 2010. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CONSUMERS, INC.

Date: July 26, 2010	By:	/s/ Paul R. Cook
Paul R. Cook
Chief Executive Officer and Chief Financial Officer